Exhibit 99.1
Synchronoss Technologies Announces Receipt of Federal CARES Act Tax Refund

Received Refund Amount of $30.2 Million with Additional $3.7 Million Expected by Labor Day 2025
75% of Received Proceeds Have Been Used to Pay Down Existing Term Loan at Par, Per Prior Agreement

BRIDGEWATER, NJ – July 24, 2025 – Synchronoss Technologies Inc. (“Synchronoss” or the “Company”) (Nasdaq: SNCR), a global leader and innovator in Personal Cloud platforms, today announced the receipt of the expected tax refund from the 2020 CARES Act. The Internal Revenue Service has confirmed the total amount of the refund will be $33.9 million, which includes $5.9 million of interest payment. Currently, the Company has received $30.2 million, of which 75% or $22.6 million, has already been used to pay down the existing term loan at par. The Internal Revenue Service has indicated that the final payment of $3.7 million should be received by the Company prior to Labor Day 2025.
Seventy-five percent of the total proceeds from the refund, totaling approximately $25.4 million after the receipt of the final payment, will pay down a portion of the $200 million term loan facility at par pursuant to the terms of the Credit Agreement. This will result in an annual interest savings of approximately $2.9 million at the current interest rate. After the payments have been applied to the term loan, the Company will have total debt of $173.4 million, cash of approximately $30 million and net debt of approximately $143 million. The Company has reduced its total debt by over $100 million dollars over the course of the last 4 years. Additionally, the Company expects to be eligible for a one-time 50-basis point interest rate step down on the first anniversary of the term loan pursuant to the terms of the Credit Agreement based on the improved debt leverage ratio.
The remainder of the refund proceeds will move to the balance sheet, providing the Company with additional operational flexibility to improve its capital structure and for investment in its Personal Cloud solution.
“After a lengthy period of anticipation, we are very pleased to announce that we have received the vast majority of our payment from the IRS with the remainder to be received before Labor Day. I want to thank our entire team for their diligence and effort across multiple quarters to make this happen, including our excellent partners at Grant Thornton,” said Lou Ferraro, Chief Financial Officer of Synchronoss. “This payment allows us to not only improve our capital structure but also provides the Company with additional cash to pursue operational priorities. We anticipate that the free cash flow generated by our high-margin personal Cloud solutions business will allow for the continued improvement of our balance sheet. We are thankful to have reached a satisfactory conclusion to the process and look forward to providing more details on our next earnings call.”
About Synchronoss
Synchronoss Technologies (Nasdaq: SNCR), a global leader in personal Cloud solutions, empowers service providers to establish secure and meaningful connections with their subscribers. Our SaaS Cloud platform simplifies onboarding processes and fosters subscriber engagement, resulting in enhanced revenue streams, reduced expenses, and faster time-to-market. Millions of subscribers trust Synchronoss to safeguard their most cherished memories and important digital content. Explore how our Cloud-focused solutions redefine the way you connect with your digital world at www.synchronoss.com.

Media Relations Contact:
Domenick Cilea
Springboard
dcilea@springboardpr.com

Investor Relations Contact:
Ryan Gardella
ICR for Synchronoss
SNCRIR@icrinc.com